Exhibit 10.16

FIRST AMENDMENT

to the

OPTICAL CABLE CORPORATION

2017 STOCK INCENTIVE PLAN

1. Purpose. The First Amendment (the “First Amendment”) to the Optical Cable Corporation 2017 Stock Incentive Plan (the “Plan”), reserves an additional 350,000 new shares of Company Stock for issuance under the Plan (the “2022 Additional Shares”). The 2022 Additional Shares are authorized but unissued shares of Company Stock. The First Amendment makes no other amendments, modifications, or changes to the Plan. All terms not otherwise defined in the First Amendment shall have the meanings set forth in the Plan.

2. Addition of New Shares of Company Stock to the Total Reserve. The Plan is amended to add and include the 2022 Additional Shares in the “Total Share Reserve” (defined in Section 4(a) of the Plan), provided that such reservation of the 2022 Additional Shares is approved by the Company’s stockholders at the annual meeting of the stockholders to be held on March 29, 2022.

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